Exhibit 4.49

No.: PT-JM-20190001-02

Supplementary Agreement (II)

This Agreement is made in Chaoyang District, Beijing on July 19, 2019, by and among:

Shanghai Anquying Technology Co., Ltd. (“Lender” or “Party A”)

Address: 309-B, No. 89 East Yunling Road, Putuo District, Shanghai

Beijing LeRong Duoyuan Information Technology Co. Ltd. (“Borrower” or “Party B”)

Address: 501, 5/F, Unit 1, No. 10 West Jintong Road, Chaoyang District, Beijing

Sky City (Beijing) Technology Co., Ltd.

Address: 3009, 3/F, Auxiliary Building of Bowangyuan, Yangfangdian, Haidian District, Beijing

Lerong Duoyuan (Beijing) Technology Co., Ltd.

Address: 806, 8/F, Building 4#, Yard 18, Suzhou Street, Haidian District, Beijing

Whereas Party A and Party B have executed the Loan Agreement with No. PT-JM-20190001 (hereinafter referred to as the “Original Agreement”) and the Supplementary Agreement (I) with No. PT-JM-20190001-01, under which Party A (Shanghai Anquying Technology Co., Ltd.) provided Party B (Beijing LeRong Duoyuan Information Technology Co. Ltd.), loans with an aggregate principal amount of one hundred and twenty-nine million six hundred and twenty-one thousand six hundred and forty-eight yuan (RMB 129,621,648.00) as of April 30, 2019. Upon friendly consultation, the Parties confirm the following capital flows between Party A and its affiliate (Sky City (Beijing) Technology Co., Ltd.) and Party B and its affiliate (Lerong Duoyuan (Beijing) Technology Co., Ltd.) during the period from May 1, 2019 to May 31, 2019, and the following changing principal balance of the loan between Party A and Party B:

I.                             During the period from May 1, 2019 to May 31, 2019, Sky City (Beijing) Technology Co., Ltd. paid an aggregate of fifty-eight million six hundred and eighteen thousand seven hundred and fifty-three yuan (RMB58,618,753.00) to Lerong Duoyuan (Beijing) Technology Co., Ltd.

II.                        During the period from May 1, 2019 to May 31, 2019, the security deposit for cooperation payable by Party A (Shanghai Anquying Technology Co., Ltd.) to Party B (Beijing LeRong Duoyuan Information Technology Co. Ltd.) is two million four hundred and seventy-three thousand fifty-eight yuan (RMB2,473,058.00); and the management fee for asset collection payable by Party A (Shanghai Anquying Technology Co., Ltd.) to Lerong Duoyuan (Beijing) Technology Co., Ltd. is thirty-one million one hundred and sixty-nine thousand five hundred and twenty-one yuan (RMB31,169,521.00).

III.                   The Parties agree that Party A’s affiliate will transfer to Party A the financial claims against and the debts owed to Party B and its affiliate in whole; Party B’s affiliate will transfer to Party B the financial claims against and the debts owed to Party A and its affiliate in whole; and the portion that is equal in amount will be offset against each other, namely, 129,621,648.00 + 58,618,753.00 – 2,473,058.00 – 31,169,521.00 = 154,597,823.00. Therefore, as of May 31, 2019, the principal balance of the loan actually provided by Party A to Party B is one hundred and fifty-four million five hundred and ninety-seven thousand eight hundred and twenty-two yuan (RMB154,597,822.00).

IV.                    Party A and Party B unanimously confirm that the loan interest payable by Party B to Party A during the period from May 1, 2019 to May 30, 2019 shall be calculated based on the loan amount (RMB129,621,648.00) as of April 30, 2019 determined in the Supplementary Agreement (I) (No.: PT-JM-20190001-01) as the principal at the annual interest rate of 11% as determined in the Original Agreement (daily interest rate = annual interest rate/365) as the loan interest rate; and during the period from June 1, 2019 to June 30, 2019, the interest shall be calculated based on the loan amount (RMB154,597,822.00) determined in this Supplementary Agreement as the principal at an annual interest rate of 11% (daily interest rate = annual interest rate/365).

V.                         The rules for calculation of interest during the period from July 1, 2019 to January 31, 2022 and the repayment schedules of principal and interest are specified as follows:

(I)                                   From July 1, 2019 to January 31, 2020

(1)         Pursuant to the relevant provisions of the Information Service Cooperation Agreement (“Cooperation Agreement”) entered into in July 2019 by and between Party A and Party B, both Parties agree that the loan principal payable by Party B hereunder shall be offset in equal amount against the monthly additional security deposit payable by Party A, and the interest shall cease to accrue on the offset loan principal following the offset date and such offset loan principal shall be converted to the security deposit paid by Party A to Party B, in which, “offset date” shall be the last day of the monthly calculation period as specified in the Cooperation Agreement;

(2)         To take July 2019 as an example, the monthly additional security deposit payable from June 1, 2019 to June 30, 2019 shall first be calculated, and then the interest payable during the period from July 1, 2019 to July 31, 2019 shall be calculated based on the principal balance of the loan as of June 30, 2019 calculated pursuant to the above offset rules (as the principal) and at an annual interest rate of 11% (daily interest rate = annual interest rate / 365); the interest for each month during the period from August 1, 2019 to January 31, 2020 shall be calculated in the same manner.

(II)                              From February 1, 2020 to January 31, 2022

Party B shall repay all of the loan principal and interest under the Original Agreement, Supplementary Agreement (I) and this Supplementary Agreement on a monthly average basis, and the monthly repayment amount (C) shall be calculated in accordance with the following rules:

(1)         The total interest payable by Party B during 2018 and during the period from January 1, 2019 to January 31, 2020 (A) shall be calculated in accordance with Original Agreement, Supplementary Agreement (I) and this Supplementary Agreement;

(2)         The principal and interest monthly payable by Party B during the period from February 1, 2020 to January 31, 2022 (B) shall be calculated in accordance with the calculation method of monthly equal principal plus interest and based on the principal balance of the loan as of January 31, 2020 calculated pursuant to Subsection (I)(2) above (as the loan principal) and at the annual interest rate of 11% determined in the Original Agreement (daily interest rate = annual interest rate / 365) as the loan interest rate.

(3)         Monthly repayment amount by Party B on an equal basis (C) = A / 24 + B;

(4)         Such monthly equal repayment amount by Party B (C) shall be first offset against the additional security deposit payable by Party A for the current month, and the portion by which it exceeds the additional security deposit payable for the current month will be repaid in cash by Party B; if the additional security deposit payable for the current month is more than the amount payable for the current month (C), such excess shall be offset against the amount payable for the following month, and so on in like fashion.

VI.                    The matters not covered in this Supplementary Agreement shall be subject to the provisions of the Original Agreement.

VII.               This Loan Agreement is written in the Chinese language in four counterparts, each party holding one counterpart, each counterpart having the same legal effect.

(The remaining is intentionally left blank)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written with immediate effect.

/s/ Shanghai Anquying Technology Co., Ltd. (Seal)

Shanghai Anquying Technology Co., Ltd.

/s/ Sky City (Beijing) Technology Co., Ltd. (Seal)

Sky City (Beijing) Technology Co., Ltd.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written with immediate effect.

/s/ Beijing LeRong Duoyuan Information Technology Co. Ltd. (Seal)

Beijing LeRong Duoyuan Information Technology Co. Ltd.

/s/ Lerong Duoyuan (Beijing) Technology Co., Ltd. (Seal)

Lerong Duoyuan (Beijing) Technology Co., Ltd.